EXHIBIT TO ITEM 77O

Transactions Effected Pursuant to Rule 10f-3

Touchstone Tax-Free Trust

     During the period from July 1, 2013 through September 30, 2013, the Ohio Tax-Free Money Market Fund effected one transaction through Fifth Third
Securities. Fifth Third Securities may be deemed to be an affiliate of the
Funds because its affiliate Fifth Third Bank owns more than 5% of the outstanding shares of the Ohio Tax-Free Money Market Fund.

Summary of Transactions
Purchasing Fund          Issue               Amount          Settlement
Ohio Tax-Free MMF     City of Hamilton     $1,000,000          10/3/13